Exhibit 99.1

For immediate release

Beyond Meat Appoints Teri L. Witteman as General Counsel and Secretary
El Segundo, Calif. - May 20, 2019 - Beyond Meat, Inc. (Nasdaq: BYND) (“Beyond Meat” or “the Company”), a leader in plant-based meat, today announced that its Board of Directors has appointed Teri L. Witteman as General Counsel and Secretary, effective today. Reporting to Beyond Meat’s President and CEO Ethan Brown, Ms. Witteman will be a member of the executive team, responsible for Beyond Meat’s global legal affairs and compliance functions.
“Teri’s extensive legal, SEC compliance, corporate governance and operational experience in the foodservice industry make her a wonderful fit for this position,” said Ethan Brown, President and CEO, Beyond Meat. “Her expertise is a great match for Beyond Meat’s growth agenda, as we focus on building our brand nationally and globally, while expanding our public-company leadership team.”
Ms. Witteman comes to Beyond Meat with more than 20 years of private, public and corporate legal experience. Most recently, Ms. Witteman was a partner in private practice with Musick, Peeler & Garrett LLP in Los Angeles specializing in the areas of SEC compliance, corporate governance, and mergers and acquisitions. Ms. Witteman brings significant knowledge of the foodservice industry, having served as outside counsel and C-suite/board advisor to public and private foodservice companies, including as Secretary of Farmer Bros. Co. (Nasdaq: FARM), a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products, from 2012 to 2018. Ms. Witteman began her career with Latham & Watkins LLP in Los Angeles, where she focused on corporate finance and mergers and acquisitions.

Ms. Witteman received her Juris Doctor, Order of the Coif, from UCLA School of Law, and her B.A. in Economics, with honors and distinction, from the University of California, Berkeley. She is a member of the State Bar of California.
About Beyond Meat
Beyond Meat is one of the fastest growing food companies in the United States, offering a portfolio of revolutionary plant-based meats. Founded in 2009, Beyond Meat has a mission of building meat directly from plants, an innovation that enables consumers to experience the taste, texture and other sensory attributes of popular animal-based meat products while enjoying the nutritional and environmental benefits of eating its plant-based meat products. Beyond Meat’s brand commitment, “Eat What You Love,” represents a strong belief that by eating its portfolio of plant-based meats, consumers can enjoy more, not less, of their favorite meals, and by doing so, help address concerns related to human health, climate change, resource conservation and animal welfare. Beyond Meat’s portfolio of fresh and frozen plant-based proteins are sold at more than 30,000 retail and food service outlets worldwide. Visit www.BeyondMeat.com and follow @BeyondMeat, #BeyondBurger and #GoBeyond on Facebook, Instagram and Twitter.

Contact:
Media:
Allison Aronoff
858-735-7344
aaronoff@beyondmeat.com

Investors:
Katie Turner
646-277-1228
Katie.turner@icrinc.com